Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: October 2006

1)	Beginning of the Month Principal Receivables:	$43,146,995,607.59
2)	Beginning of the Month Finance Charge Receivables:	$669,054,045.52
3)	Beginning of the Month AMF Receivables:	$63,820,299.43
4)	Beginning of the Month Discounted Receivables:	$0.00
5)	Beginning of the Month Total Receivables:	$43,879,869,952.54

6)	Removed Principal Receivables:	$0.00
7)	Removed Finance Charge Receivables:	$0.00
8)	Removed AMF Receivables	$0.00
9)	Removed Total Receivables:	$0.00

10)	Additional Principal Receivables:	$0.00
11)	Additional Finance Charge Receivables:	$0.00
12)	Additional AMF Receivables	$0.00
13)	Additional Total Receivables:	$0.00

14)	Discounted Receivables Generated this Period:	$0.00

15)	End of the Month Principal Receivables:	$42,531,588,503.10
16)	End of the Month Finance Charge Receivables:	$678,781,603.66
17)	End of the Month AMF Receivables	$52,773,962.61
18)	End of the Month Discounted Receivables:	$0.00
19)	End of the Month Total Receivables:	$43,263,144,069.37

20)	Excess Funding Account Balance	$0.00
21)	Adjusted Invested Amount of all Master Trust Series	$34,506,861,826.30

22)	End of the Month Seller Percentage	18.87%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: October 2006

			ACCOUNTS	RECEIVABLES

1)	End of the Month Delinquencies:
	2)	30 - 59 days delinquent	402,344	$536,902,249.49
	3)	60 - 89 days delinquent	246,628	$348,795,157.24
	4)	90+ days delinquent	516,160	$765,932,966.25

	5)	Total 30+ days delinquent	1,165,132	$1,651,630,372.98

	6)	Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		3.82%

7)	Defaulted Accounts during the Month		148,473	$167,395,747.34

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables			4.66%

Capital One Master Trust (COLLECTIONS)

MONTHLY PERIOD: October 2006

			COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**		$7,615,883,853.90	17.36%

2)	Collections of Principal Receivables and Principal Payment Rate		$6,889,428,603.08	15.97%

	3)	Prior Month Billed Finance Charges and Fees	$521,726,193.80
	4)	Amortized AMF Income	$37,277,382.32
	5)	Interchange Collected	$109,998,447.69
	6)	Recoveries of Charged Off Accounts	$63,314,145.71
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$732,316,169.52	20.37%

Capital One Master Trust (AMF COLLECTIONS)

MONTHLY PERIOD: October 2006

1)	Beginning Unamortized AMF Balance			$195,428,403.75
	2)	+ AMF Slug	$0.00
	3)	+ AMF Collections	$31,416,463.62
	4)	- Amortized AMF Income	$37,277,382.32
5)	Ending Unamortized AMF Balance			$189,567,485.05

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables